Exhibit 28(d)

FORM OF INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT made and executed the [      ] day of [      ], 2010, by and between The SteelPath MLP Funds Trust, a Delaware statutory trust (the “Trust”), and SteelPath Fund Advisors, LLC, a Delaware limited liability company (the “Advisor”):

WHEREAS, the Trust proposes to engage in business as an investment company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end, diversified management investment company; and

WHEREAS, the Advisor is registered as an investment advisor under the Investment Advisers Act of 1940 (the “Advisers Act”), and proposes to engage in the business of acting as an investment advisor; and

WHEREAS, the Trust desires to retain the Advisor to render investment advisory and other services to the Trust, including such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust may include on Schedule A as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively the “Funds”), and to provide certain other services to the Trust, and the Advisor desires to be retained to provide such services;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Trust and the Advisor agree as follows:

1.           The Trust hereby retains the Advisor to act as investment advisor to the Funds and, subject to the supervision of the Board of Trustees of the Trust (the “Board”), to manage the investment activities of the Funds and to provide certain other services to the Trust as hereinafter set forth.  Without limiting the generality of the foregoing, the Advisor shall: obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; continuously manage the assets of the Funds in a manner consistent with the investment objective, policies and restrictions of the Funds and applicable laws and regulations; determine the securities to be purchased, sold or otherwise disposed of by the Funds and the timing of such purchases, sales and dispositions; and take such further action, including the placing of purchase and sale orders and the voting of securities on behalf of the Funds, as the Advisor shall deem necessary or appropriate.  The Advisor shall furnish to or place at the disposal of the Trust such of the information, evaluations, analyses and opinions formulated or obtained by the Advisor in the discharge of its duties as the Trust may, from time to time, reasonably request.

2.           The Advisor shall assist in the selection of and the negotiation of agreements with, and monitor the quality of services provided by, the Trust’s administrator, custodian, transfer agent, and other organizations that provide services to the Trust (but the Trust shall pay the fees and expenses of the administrator, custodian and transfer agent and such other organizations and the Advisor shall not be responsible for the acts or omissions of such service providers).  The Advisor shall also provide such additional management and administrative services as may reasonably be required in connection with the business affairs and operations of the Trust beyond those furnished by the Trust’s administrator.

3.           The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as may be necessary to render the services required to be provided by the Advisor or furnished to the Trust under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or otherwise retained by the Advisor to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor may desire.

4.           The Advisor shall, at its own expense, create and maintain a website on behalf of the Trust, which website will be the property of the Advisor.

5.           The Trust will, from time to time, furnish or otherwise make available to the Advisor such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Funds and the Trust as the Advisor may reasonably require in order to discharge its duties and obligations hereunder.

6.           The Advisor shall bear the cost of rendering the services to be performed or furnished by it under this Agreement, and shall provide the Trust with such office space, facilities, equipment, clerical help, and other personnel and services as the Trust shall reasonably require in the conduct of its business.  The Advisor shall also bear the cost of telephone service, heat, light, power and other utilities provided to the Trust.  The salaries of officers of the Trust, and the fees and expenses of Trustees of the Trust, who are also directors, officers or employees of the Advisor, or who are officers or employees of any company affiliated with the Advisor, shall be paid and borne by the Advisor or such affiliated company.

7.           The Trust assumes and shall pay or cause to be paid all expenses of the Trust not expressly assumed by the Advisor under this Agreement, including without limitation: any payments pursuant to any plan of distribution adopted by the Trust; the fees, charges and expenses of any registrar, custodian, accounting agent, administrator, stock transfer and dividend disbursing agent; brokerage commissions; taxes; registration costs of the Trust and its shares under federal and state securities laws; the costs and expenses of engraving and printing stock certificates; the costs and expenses of preparing, printing, including typesetting, and distributing prospectuses and statements of additional information of the Trust and the Funds and supplements thereto to the Trust’s shareholders; all expenses of shareholders’ and Trustees’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Trustees and members of any advisory board or committee who are not also officers, directors or employees of the Advisor or who are not officers or employees of any company affiliated with the Advisor; all expenses incident to any dividend, withdrawal or redemption options; charges and expenses of any outside service used for pricing of the Funds’ shares; fees and expenses of legal counsel to the Trust and its Trustees; fees and expenses of the Trust’s independent accountants; membership dues of industry associations; interest payable on borrowings; postage; insurance premiums on property or personnel (including officers and Trustees) of the Trust which inure to its benefit; and extraordinary expenses (including but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto).

8.           As full compensation for the services and facilities furnished to the Funds and the Trust and the expenses assumed by the Advisor under this Agreement, the Trust shall pay to the Advisor a fee determined in accordance with Schedule B hereto.  This fee shall be paid monthly, in arrears, promptly after the end of the month. Subject to the provisions of paragraph 9 hereof, payment of the Advisor’s compensation for the preceding month shall be made as promptly as possible after completion of the necessary computations.

9.           In the event the operating expenses of a Fund, including amounts payable to the Advisor pursuant to paragraph 8 hereof, for any fiscal year ending on a date on which this Agreement is in effect, exceed any expense limitation applicable to the Fund under any state securities laws or regulations (as such limitations may be raised or lowered or waived upon application of the Trust or the Advisor from time to time) and which are not pre-empted by federal law, the Advisor shall reduce its fee to the extent of such excess and, if required pursuant to any such laws or regulations, will reimburse the Trust for annual operating expenses of the Fund in excess of such expense limitation; provided, however, that there shall be excluded from expenses the amount of any interest, taxes, brokerage commissions, distribution fees and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification relating thereto) paid or payable by the Fund to the extent permissible under applicable laws and regulations.  The amount of any such reduction in fee or reimbursement of expenses shall be calculated and accrued daily and settled on a monthly basis, based upon the expense limitation applicable to the Fund as at the end of the last business day of the month.  Should two or more such expense limitations be applicable as at the end of the last business day of the month, that expense limitation which results in the largest reduction in the Advisor’s fee shall be applicable.

For purposes of this provision, should any applicable expense limitation be based upon the gross income of a Fund, such gross income shall include, but not be limited to, interest on debt securities held by the Fund accrued to and including the last day of the Fund’s fiscal year, and dividends declared on equity securities held by the Fund, the record dates for which fall on or prior to the last day of such fiscal year, but shall not include gains from the sale of securities.

10.           The Advisor will use its best efforts in the supervision and management of the investment activities of the Trust and in providing services hereunder, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Advisor, its members, officers and employees and their respective affiliates, executors, heirs, assigns, successors and other legal representatives and members, officers and employees of affiliates of the Advisor (the “Affiliates”) shall not be liable to the Trust or the Funds for any error of judgment or any mistake of law or for any act or omission by the Advisor or by any of the Affiliates.

11.           Nothing contained in this Agreement shall prevent the Advisor or any affiliated person of the Advisor from acting as investment advisor or investment manager for any other person, firm, corporation or account nor in any way bind or restrict the Advisor or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting.  Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Advisor to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

12.           The Trust acknowledges and agrees, in accordance with the provisions of Article VIII, Section 9 of the Trust’s Amended and Restated Declaration of Trust effective as of February __, 2010 (the “Declaration of Trust”), that the name “SteelPath,” the SteelPath logo and all rights to the use of such name or logo (or any derivatives of such name or logo) as part of the names of the Trust and the Funds or otherwise belong to GKD Index Partners, LLC (“GKD”).  The Advisor, with the authorization of GKD, hereby consents to the use by the Trust of such name and logo and has granted to the Trust a non-exclusive license to use such name (and the name “SteelPath”) as part of the name of the Trust and the names of the Funds.  In the event an affiliate of GKD ceases to serve as the investment advisor of the Trust or the Funds, this non-exclusive license granted herein may be revoked in whole or in part by the Advisor or by GKD, and the Trust shall promptly cease using the name “SteelPath” as part of its name and the names of the Funds and cease use of SteelPath logo, unless otherwise consented to by GKD or any successor to its interest in such name.

13.           This Agreement shall remain in effect for an initial term expiring two years after the date of its execution, and shall continue in effect from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the outstanding voting securities of the Funds, as defined by the 1940 Act and the rules thereunder, or by the Board; provided that in either event such continuance is also approved by a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined by the 1940 Act) of any such party (the “Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval; and provided, however, that: (a) the Trust may at any time, without payment of any penalty, terminate this Agreement upon sixty days’ written notice to the Advisor, either by majority vote of the Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act and the rules thereunder); (b) this Agreement shall immediately terminate in the event of its assignment (to the extent required by the 1940 Act and the rules thereunder) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; and (c) the Advisor may terminate this Agreement without payment of penalty on sixty days’ written notice to the Trust.

14.           Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

15.           This Agreement may be amended only by the written agreement of the parties.  Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder.  Any amendment shall also be required to be approved by a vote of shareholders of the Trust as, and to the extent, required by the 1940 Act and the rules thereunder.  This Agreement may be amended to make it applicable to one or more additional investment portfolios of the Trust which may hereafter be formed and such amendment need not be approved by the vote of the holders of shares of the Funds or of any other unaffected portfolio.

16.           This Agreement shall be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

17.           The Trust represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and by shareholders of the Trust in accordance with the requirements of the 1940 Act and the rules thereunder.

18.           The Declaration of Trust states and notice is hereby given that this Agreement is not executed on behalf of the Trustees of the Trust as individuals, and that the obligations of the Trust under this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

THE STEELPATH MLP FUNDS TRUST

By:
Gabriel Hammond
President

STEELPATH FUND ADVISORS

By:
Gabriel Hammond
Manager

SCHEDULE A
to the
FORM OF INVESTMENT ADVISORY AGREEMENT

Name of Funds

SteelPath MLP Select 40 Fund
SteelPath MLP Alpha Fund
SteelPath MLP Income Fund

SCHEDULE B
to the
FORM OF INVESTMENT ADVISORY AGREEMENT

In consideration of the services provided by the Advisor, the Trust shall pay to the Advisor compensation computed at the annual rate of 0.70% of the Funds’ net assets (the “Basic Fee Rate”).  1/12th of the Basic Fee Rate multiplied by the average daily net assets of the Funds during such month shall be paid by the Trust monthly in arrears. In the event this Agreement is effective for only a portion of any calendar month, the Total Advisory Fee payable for such month shall be pro rated based upon the number of days during the month that this Agreement was effective.